SCHEDULE 14A
                                 (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ]   Confidential, for use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  OXIGENE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)  Title of each class of securities to which transaction applies:
                 Common Stock, $.01 par value, of OXiGENE, Inc.
     ---------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
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     ---------------------------------------------------------------------------
(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:
                                      NA
     ---------------------------------------------------------------------------
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                                      NA
     ---------------------------------------------------------------------------
(3)  Filing party:
                                      NA
     ---------------------------------------------------------------------------
(4)  Date filed:
                                      NA
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

[LOGO]



      ONE COPLEY PLACE, SUITE 602                  BLASIEHOLMSGATAN 2C
      BOSTON, MASSACHUSETTS 02116              STOCKHOLM, SE-111 48 SWEDEN

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 2000

TO OUR STOCKHOLDERS:

          Please take notice that the 2000 annual meeting of the stockholders of OXiGENE, Inc., a Delaware corporation, will be held on Friday, May 26, 2000, at 1:00 p.m., local time, at the Uppropssalen, OM Stockholm Exchange, Stockholm, Sweden, for the following purposes:

          1. To elect seven directors to hold office until the 2001 annual meeting;

          2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the annual meeting.

          Only stockholders of record at the close of business on the record date, April 7, 2000, are entitled to notice of, and to vote at, the annual meeting.

                                   By Order of the Board of Directors

                                   /s/ Bo Haglund

                                   Bo Haglund,
April 25, 2000                     Corporate Secretary

===============================================================================
YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES OR SWEDEN. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.
===============================================================================

                                TABLE OF CONTENTS


Defined Terms................................................................i

Information Relating to the Annual Meeting...................................1

Board of Directors Meetings..................................................2

Committees...................................................................2

Compensation of Directors....................................................3

Section 16(a) Beneficial Ownership Reporting.................................3

Executive Officers of the Company............................................3

PROPOSAL 1 - ELECTION OF DIRECTORS...........................................5

Report of Compensation Committee on Executive Compensation...................8

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF AUDITORS........................11

Security Ownership of Certain Beneficial Owners and Management..............12

Executive Compensation......................................................14

Certain Relationships and Related Transactions..............................17

Stockholder Return Performance Graph........................................18

Other Information...........................................................19




                                  DEFINED TERMS

"OXIGENE," "WE," "US," "OUR" or "COMPANY" means, collectively, OXiGENE, Inc. and its Swedish subsidiary OXiGENE Europe AB.

"NAMED EXECUTIVE OFFICER" means, collectively, Dr. Bjorn Nordenvall, our President and Chief Executive Officer and our next highest paid executive officers at the end of 1999 named in the "Summary Compensation Table."

[LOGO]



      ONE COPLEY PLACE, SUITE 602                  BLASIEHOLMSGATAN 2C
      BOSTON, MASSACHUSETTS 02116              STOCKHOLM, SE-111 48 SWEDEN

                                 PROXY STATEMENT
                                     FOR THE
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 26, 2000


                  INFORMATION RELATING TO THE ANNUAL MEETING

PROXY STATEMENT

            OXiGENE's Board of Directors is soliciting proxies to be used at the 2000 annual meeting of stockholders. This proxy statement and the proxy card will be mailed to stockholders beginning April 21, 2000.

WHO CAN VOTE

            Record holders of our common stock at the close of business on the record date, April 7, 2000, may vote at the annual meeting. On the record date, approximately 58 record holders held 11,309,534 shares of outstanding common stock.

HOW YOU CAN VOTE

            You can only vote your shares if you are either present in person or represented by proxy at the annual meeting. You can vote your proxy by completing and returning the enclosed proxy card by mail. If you return a properly signed proxy card, we will vote your shares as you direct. IF YOUR PROXY CARD DOES NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE YOUR SHARES "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" THE APPROVAL OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

REVOCATION OF PROXIES

            You can revoke your proxy at any time before it is exercised by any of these three methods:

            o   by voting in person at the annual meeting;

            o by delivering a written notice of revocation dated after the proxy to our Secretary; or

            o   by delivering another proxy dated after the previous proxy.

REQUIRED VOTES

            Each share of common stock receives one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum, consisting of a majority of the outstanding shares of common stock as of the record date, must be present in person or represented by proxy at the meeting. The seven nominees for director receiving the highest number of votes at the annual meeting will be elected:

            Designated blank spaces are provided on the proxy card to mark if you wish either to abstain on one or more of the proposals or to withhold authority to vote for any nominee for director. Proxies submitted by brokers who do not indicate a vote for some or all of the items voted on because they do not have discretionary voting authority and have not received voting instructions are called "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Since our By-Laws require the affirmative vote of a majority of the shares present, in person or by proxy, an abstention on the proposal to ratify the selection of our auditors will have the practical effect of a negative vote since it represents one less vote for approval. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will not be counted for purposes of determining total votes cast and thus will have no effect on the outcome of the election of the Board of Directors.

                           BOARD OF DIRECTORS MEETINGS

            During 1999, the Board of Directors held 12 meetings. Attendance by incumbent directors at meetings of the Board of Directors and its Committees was at least 75%.

                                   COMMITTEES

            The Board of Directors has established the following two standing committees to assist it in fulfilling its responsibilities:

AUDIT COMMITTEE

MEMBERS:                       Gerald A. Eppner (Chairman)
                               Arthur B. Laffer

NUMBER OF MEETINGS IN 1999:    1

FUNCTIONS:                     Reviews the scope and timing of the independent
                               auditors' audit and other services, the auditors' report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls.

                               Makes annual recommendations to the Board of Directors regarding the appointment of independent auditors for the ensuing year.

COMPENSATION COMMITTEE

MEMBERS:                       Michael Ionata (Chairman)
                               Per-Olof Soderberg

NUMBER OF MEETINGS IN 1999:    7

FUNCTIONS:                     Please refer to the Report of Compensation
                               Committee on Executive Compensation below for a description of the functions of the Compensation
                               Committee.


                            COMPENSATION OF DIRECTORS

            Fees. Directors receive no cash compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in connection with meetings actually attended.

            Equity Incentives. Under the terms of the 1996 Stock Incentive Plan, non-employee directors also receive, upon first being elected to the Board of Directors, options to purchase an aggregate of 55,000 shares. The options vest in five equal, annual, cumulative installments of 11,000 shares each.

                 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the "SEC"), the Nasdaq National Market and the Company, reports of ownership and changes in ownership of common stock and other equity securities of the Company. For these purposes, the term "other equity securities" would include options granted under our 1996 Stock Incentive Plan. Based solely on a review of the reports and representations provided to us by the above-referenced persons, we believe that during 1999 all filing requirements applicable to our reporting officers, directors and greater-than-ten percent beneficial owners were properly and timely satisfied except that Dr. Pero was late in filing a Form 4 to reflect his December 1999 sale of 201,588 shares of common stock, and Dr. Nordenvall was late in filing a Form 4 to reflect the sale of 70 shares of common stock that were held by his daughter. In making these statements, we have relied on representations of our directors, officers and greater-than-ten percent beneficial owners and copies of reports they have filed with the SEC.

                        EXECUTIVE OFFICERS OF THE COMPANY

            See above for information pertaining to Drs. Nordenvall and Pero, the Company's executive officers holding the offices of Chief Executive Officer and President, and Chief Scientific Officer, respectively. In addition to the foregoing executive officers, Dr. Sherris serves as our Director of Drug Development and U.S. Operating Officer, and Mr. Haglund serves as our Chief Financial Officer.

            David Sherris, Ph.D., 47, joined OXiGENE in May 1998 as the Director of Drug Development and, in June 1998, assumed the additional position of U.S. Operating Officer. Dr. Sherris' responsibilities include overseeing the development of OXiGENE's products and overall operations in the United States. Dr. Sherris has over 17 years of experience in academics and industry. Prior to joining OXiGENE, from 1996 to 1998, Dr. Sherris was in charge of managing the external research program for the Department of Experimental Therapeutics at Ares

Advanced Technology, a division of the Ares-Serono Group, a pharmaceutical company engaged in cancer and fertility therapeutics. Dr. Sherris also held managerial and research positions at Unilever Research, a division of Unilever N.V., a global chemical and pharmaceutical concern, from 1994 to 1996, and prior to that at Centocor, Inc., a biotechnology company engaged in a multitude of therapeutic indications including cardiovascular, oncologic and arthritic diseases, as well as a faculty position in the Division of Clinical Immunology, Department of Medicine, Mt. Sinai Medical Center, New York, New York.

            Bo Haglund, 48, was appointed Chief Financial Officer in August 1996. From January 1992 to August 1996, Mr. Haglund was employed by the investment banking firm D. Carnegie AB ("Carnegie") in various capacities, most recently heading its London operations, focusing on the marketing of Nordic securities to U.K. investors. Prior to joining Carnegie, from November 1990 to January 1992, Mr. Haglund was executive vice president and chief financial officer of Swedish Exploration Consortium AB, a Swedish publicly-traded company engaged in oil and gas exploration. From January 1988 to October 1990, Mr. Haglund was vice president finance of Cool Carriers AB, a shipping company, and from April 1982 to December 1987, he was chief financial officer of Gulf Agency Group, a ship brokerage company.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

            Information concerning the nominees for election to the Board of Directors is set forth below. Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. If elected, each Director would serve for a one-year term, expiring at the 2001 annual meeting of stockholders. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them FOR the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. If we do not name a substitute nominee, the size of the Board of Directors will be reduced. We are not aware of any circumstances that would render any nominee for director unavailable.

            Our Board of Directors currently consists of seven members, including five members who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Each nominee for election to the Board of Directors is currently serving as a director.

            The following information with respect to each nominee has been furnished to the Company by that nominee. The ages of the nominees are as of March 31, 2000.

MARVIN H. CARUTHERS, PH.D.

Age:                      60

Director Since:           1996

Principal Occupation:     Professor of Chemistry and Biochemistry at the
                          University of Colorado, Boulder, Colorado.

Business Experience:      Scientific co-founder of, and a consultant to, Amgen
                          Inc., a biotechnology company engaged in the development of products derived from gene synthesis capabilities. Scientific co-founder of Applied
                          Biosystems Inc., a biotechnology company engaged in the development of DNA synthesizers and protein sequencers, which is a division of The Perkin-Elmer
                          Corporation.

Other Directorships:      Array Biopharma, a biotech company and Genomica a
                          biotech company.

GERALD A. EPPNER

Age:                      61

Director Since:           1997

Principal Occupation:     Partner, Cadwalader, Wickersham & Taft, a New York law
                          firm that provides certain legal services to the Company.

Business Experience: Domestic and international corporate and securities law matters. In private practice in New York City since 1966, and for more than five years prior thereto an employee of certain agencies and departments of the United States government.

Other Directorships:      None.

MICHAEL IONATA

Age:                      48

Director Since:           1995

Principal Occupation:     Director of Corporate Finance of Nordberg Capital
                          Inc., an investment banking firm based in New York
                          City.

Business Experience:      Employed by Nordberg Capital Inc. since May 1991.
                          Corporate finance and venture capital management at Den Norske Bank, a Norwegian bank (May 1983 to May
                          1991). Specializing in valuations, cost-benefit analysis and restructurings at Coopers & Lybrand LLP prior to May 1983.

Other Directorships:      None

ARTHUR B. LAFFER

Age:                      59

Director Since:           1998

Principal Occupation:     Chairman and chief executive officer of Laffer
                          Associates, an economic research and financial consulting firm.

Business Experience:      Co-founder and chairman of Calport Asset Management,
                          an institutional money management firm. Member of President Reagan's Economic Policy Advisory Board
                          (1980 to 1988). Member of the Policy Committee and the board of directors of the American Council for Capital
                          Formation in Washington, D.C. Distinguished University
                          Professor at Pepperdine University, and a member of Pepperdine's board of directors. Charles B. Thornton
                          Professor of Business Economics at the University of Southern California (1976 to 1984). Associate
                          Professor of Business Economics at the University of Chicago (1970 to 1976). Consultant to the Secretaries of Treasury and Defense during the years 1972-1977.
                          First chief economist at the Office of Management and Budget under George Shultz (October 1970 to July 1972, on leave of absence from the University of Chicago).

Other Directorships:      Mr. Laffer serves on the Board of Directors of a
                          number of companies including: Neff Corp., Direct
                          Capital Markets, ProFlowers, U.S. Filter Corp, and eDelights, LLC.

BJORN NORDENVALL, M.D., PH.D.

Age:                      48

Director Since:           1995

Principal Occupation:     OXiGENE's President and Chief Executive Officer and
                          Chairman of the Board of Directors.

Business Experience:      General surgeon. President of Sophiahemmet AB, a
                          Stockholm-based hospital (1987 to September 1996).
                          President of Carnegie Medicine AB, a biotechnology company (during 1983 and 1984). Practiced surgery at Danderyd Hospital, Stockholm (1977 through 1985).
                          Consultant to Carnegie AB, a Swedish investment banking company (1984 through 1986). Consultant to Skandia Insurance Company, a Swedish insurance company, since 1984.

Other Directorships:      None.

RONALD W. PERO, PH.D.

Age:                      60

Director Since:           1988

Principal Occupation:     OXiGENE's Chief Scientific Officer.

Business Experience:      Research with specialty in the field of DNA repair and
                          its relation to cancer treatment. Associate research professor (1989-1994) and adjunct professor (since
                          1994) at New York University Medical Center,
                          Department of Environmental Medicine. Professor of
                          Molecular Ecogenetics at the University of Lund in Lund, Sweden. Member of the American Association of
                          Science, New York Academy of Sciences, International
                          Preventive Oncology Society, European Society for
                          Therapeutic Radiation Oncology, The American
                          Association of Cancer Research, and Scientific
                          Director of the Board of Trustees of the Swedish
                          American Research Foundation.

Other Directorships:      None.

PER-OLOF SODERBERG

Age:                      45

Director Since:           1997

Principal Occupation:     Chief executive officer of Dahl International AB, a
                          publicly-traded, wholesale sanitation and heating products company in Stockholm, Sweden, and Copenhagen, Denmark.

Business Experience:      Masters degree from Stockholm's School of economics
                          and MBA from INSEAD, France. Over twenty years business experience, mainly with wholesale and trading companies located in Scandinavia, including: President of Dahl International for the past 9 years, a company which has grown from a local wholesaler to the leading wholesaler in its area with over 250 affiliates in Denmark, Norway, Poland, Sweden, Estonia and Finland.

Other Directorships:      Martin Olsson, a food wholesaler based in Sweden; and
                          Skandia Investment Management, an insurance investment company.

 UNLESS INDIVIDUAL STOCKHOLDERS INDICATE OTHERWISE, EACH RETURNED PROXY WILL BE
     VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE SEVEN
                              NOMINEES NAMED ABOVE.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

INTRODUCTION

            Two of our directors, Mr. Ionata (Chairman) and Mr. Per-Olof Soderberg, each of whom is a non-employee director, constitute the Compensation Committee. The Compensation Committee, among other things, is responsible for making recommendations to the Board of Directors with respect to:

            (1) the compensation philosophy and compensation guidelines for our executives;

            (2) the role and performance of each of our executive officers, especially as these affect compensation;

            (3) appropriate compensation levels for our Chief Executive Officer and other executives based on a comparative review of compensation practices of similarly situated businesses; and

            (4) the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. An important consideration in respect of all these criteria is our overriding desire to retain cash and to compensate our managers in stock, which also has the effect of aligning their interests with the interest of the stockholders.

            As a practical matter, the Committee sets and administers all compensation of our management directors, Drs. Nordenvall and Pero, since the management directors do not participate in deliberations regarding or vote on compensation matters affecting them. The Board of Directors did not modify or reject any action or recommendation of the Compensation Committee regarding compensation for the 1999 fiscal year.

            This report sets out the Company's executive compensation philosophy and objectives, describes the components of our executive compensation program and describes the bases on which 1999 executive compensation determinations were made with respect to our executive officers, including those named in the Summary Compensation Table following this report.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

            It is our policy to maintain a flexible managerial and compensation structure so that we may continue to meet our evolving and changing supervisory needs, while tightly controlling our overhead expenses, as our business progresses. As part of this policy, we provide a compensation package that is intended to focus executive behavior on the fulfillment of annual and long-term business objectives, and to create a sense of ownership in the Company that causes executive decisions to be aligned with the best interests of our stockholders. We also recognize that competition in our markets is strong both for obtaining and retaining high quality executives and key employees, and that we must meet the standards of the marketplace if we are to fulfill our managerial and employee goals.

            In 1999, total cash remuneration arrangements with the Company's executive officers serving from time to time amounted to approximately $800,000. The Company traditionally has paid remuneration to certain consultants, unlike advisory board members and directors, largely in cash, even those consultants who often perform functions that are customarily associated with executive officer positions. The amount of cash remuneration payable to consultants is likely to vary from time to time depending on our activities, including the progress of our clinical trials. As our clinical trials continue to progress and expand and we prepare to file one or more new drug applications with the United States Food and Drug Administration and similar government authorities in other countries, we will evaluate the need to hire more full-time executives and key employees.

COMPENSATION PROGRAM COMPONENTS

            Consistent with our executive compensation objectives, compensation for the senior managers consists of two elements: an annual base salary and long-term incentive compensation.

            Annual Base Salary. Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee's position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly-sized companies. Within this salary range, an executive's initial salary level is determined largely through Compensation Committee judgment based on our experience. Salaries are determined at a level to attract, motivate and retain superior executives. We determine annual salary adjustments based on the Company's performance, the individual executive's contribution to that performance, prevailing norms and our knowledge and experience.

            Long-Term Incentive Compensation. Long-term incentive compensation is provided by the grant of options to purchase shares of common stock under the Company's stock incentive plans(s). In considering awards, the Compensation Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the relative influence each position will have on the building of stockholder value over the long term, and the amount, vesting and expiration dates of each executive's outstanding options. We look at each executive's total compensation package and, taking into account our desire to minimize cash outlays as a matter of policy based on fiscal prudence, we expect our executives and key employees to look at the incentive compensation component as being the predominant feature of their overall compensation package. This policy is in contrast to that of a number of other biopharmaceutical companies.

            Consultant's Compensation. The Company continues to rely to a great extent on consultants, including, among others, the members of our Scientific Advisory Board and the newly-established Clinical Trial Advisory Board, in the areas of research and development, clinical trials and clinical trial management and marketing. We believe that, at least presently, it is less expensive and more efficient to engage consultants rather than to expand the Company's overhead by hiring individuals for these positions. In order to retain their motivation and long-term commitment, and in order to conserve cash, from time to time these consultants will be granted options under the Company's stock incentive plan(s). Indeed, as a matter of policy, we currently are moving in the direction of increasing the relative portion of our consultants' compensation that is comprised of equity interests, particularly stock options.

            Other. Based on currently prevailing authority, including proposed Treasury regulations, and in consultation with outside tax and legal experts, we have determined that it is unlikely that we would require the Company to pay any amounts in 2000 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly we have not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax provisions.

                                          RESPECTFULLY SUBMITTED,
                                          THE COMPENSATION COMMITTEE

                                          Michael Ionata (Chairman)
                                          Per-Olof Soderberg

             PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF AUDITORS

            Our Audit Committee has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000. Ernst & Young LLP has audited our financial statements since 1992.

            Stockholder ratification of the appointment of Ernst & Young LLP as our independent auditors is not required by our By-Laws or otherwise. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of what we consider to be good corporate practice. If the stockholders fail to ratify the appointment, we will reconsider whether or not to retain that firm. Even if the appointment is ratified, our Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determines that such a change would be in the best interests of the Company and its stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE FISCAL
                         YEAR ENDING DECEMBER 31, 2000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The table below shows how many shares of common stock were beneficially owned as of March 31, 2000 by (i) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each Director (iii) each named executive officer and (iv) the Directors and executive officers as a group. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power.

                                             SHARES SUBJECT TO
                                            OPTIONS INCLUDED IN
          NAME(1)            NO. OF SHARES         TOTAL           % OF TOTAL

Ronald W. Pero                 485,233(2)        210,000               4.29%
Bjorn Nordenvall               582,536(3)        305,036(4)            5.15%
Per-Olof Soderberg             177,130(5)              -               1.57%
David Sherris                   28,500            27,500                *
Bo Haglund                      34,253(6)              -                *
Michael Ionata                  21,552            21,552(7)             *
Marvin H. Caruthers             18,052(8)         16,552                *
Arthur B. Laffer                29,015            21,015                *
Gerald A. Eppner                11,828             9,828                *
ODIN Fondene                   806,995                 -               7.14%
All directors and executive
  officers as a group (9     1,388,099           611,483              12.27%
persons)

------------
*    Indicates less than one percent.

(1) Each person listed in the table is a director of the Company or a named executive officer, with an address at c/o OXiGENE, Inc., One Copley Place, Suite 602, Boston, MA 02116, except for ODIN Fondene, whose address is c/o Christiania Bank og. Kreditk. PO Box 1166, Sentrum Oslo 1, Norway.

(2) Includes 46,821 shares received upon the exercise of options, 31,241 of which shares remain subject to forfeiture, and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Dr. Pero and the Company.

(3) Includes 160,500 shares held by a corporation organized under the laws of Sweden of which Dr. Nordenvall's family is the sole stockholder; 77,000 shares held through a capital insurance placed by Dr. Nordenvall; and 40,000 shares received upon the exercise of options, which 40,000 shares remain subject to forfeiture and certain transfer restrictions, as provided in the option agreement between Dr. Nordenvall and the Company.

(4) Includes 245,036 options held by B. Omentum AB, a company organized under the laws of Sweden of which Dr. Nordenvall's family is the sole shareholder. The Company has a consulting agreement with B. Omentum AB. See "Certain Relationships and Related Transactions.

(5) Includes 1,320 shares held by Mr. Soderberg's wife and minor children and 60,000 shares received upon the exercise of options, 39,487 of which shares remain subject to forfeiture, and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Soderberg and the Company.

(6) Includes 34,253 shares received upon the exercise of options, 18,084 of which shares remain subject to forfeiture and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Haglund and the Company.

(7) Includes 5,000 options held by Nordberg Capital Inc., a New York investment banking firm, of which Mr. Ionata is Director of Corporate Finance. Mr. Ionata disclaims beneficial ownership of the option shares.

(8) Includes 1,000 shares held by his spouse in trust for his children, as to which Professor Caruthers disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

            The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities to OXiGENE and its Swedish subsidiary during that period.

SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                    ANNUAL COMPENSATION        COMPENSATION
                                    -------------------        ------------

                                                                SECURITIES
                                                                UNDERLYING
  NAME AND PRINCIPAL POSITION      YEAR       SALARY($)         OPTIONS(#)

Bjorn Nordenvall                   1999      300,000(1)         130,000 (2)
   President and Chief             1998      300,000 (1)        120,053 (3)
   Executive Officer               1997      300,000 (1)             --

Ronald W. Pero
   Chief Scientific Officer        1999      241,572(4)              --
                                   1998      260,366(4)          46,821(5)
                                   1997      217,792(4)          60,000(5)

David Sherris                      1999      148,942             37,500
  Director of Product              1998       72,115(6)          45,000
Development                        1997           --                 --
  and U.S. Operating Officer

Bo Haglund                         1999      110,582             10,000(7)
   Chief Financial Officer         1998      119,300             24,253(8)
                                   1997      114,765

------------

(1) Includes consulting fees for 1999 of $162,500, for 1998 of $250,000, and for 1997 of $250,000. These consulting fees were paid to B. Omentum Consulting AB, a company organized under the laws of Sweden of which Dr. Nordenvall's family is the sole shareholder. See "Certain Relationships and Related Transactions."

(2) Includes 40,000 options that were exercised in 1999 for 40,000 shares, all of which shares remain subject to forfeiture and certain transfer restrictions, as provided in the option agreement between Dr. Nordenvall and the Company. Pursuant to an agreement dated June 29, 1999, the Company has also agreed to grant Dr. Nordenvall an additional 40,000 options in 2000, which options are not included for purposes of this table as compensation for 1999.

(3) In connection with a repricing effected in December 1998, 120,053 options were granted in exchange for 165,000 options granted in 1996.

(4) Includes compensation that was deferred at the election of Dr. Pero totaling 155,000 in 1997, 200,000 in 1998 and 180,000 in 1999.

(5) In connection with a repricing effected in December 1998, 46,821 options were granted in exchange for 60,000 options granted in 1997. Dr. Pero received 46,821 shares upon the exercise of these options, 31,241 of which shares remain subject to forfeiture, and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Dr. Pero and the Company.

(6) Dr. Sherris became Director of Drug Development in May 1998 and U.S. Operating Officer in August 1998.

(7) Includes 10,000 options that were exercised in 1999 for 10,000 shares, all of which shares remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Haglund and the Company. Pursuant to an agreement dated August 12, 1999, the Company has also agreed to grant Mr. Haglund an additional 10,000 options in 2000, which options are not included for purposes of this table as compensation for 1999.

(8) In connection with a repricing effected in December 1998, 24,253 options were granted in exchange for 30,000 options granted in 1996. Mr. Haglund received 24,253 shares upon the exercise of these options, 18,084 of which shares remain subject to forfeiture and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Haglund and the Company.

EMPLOYMENT AND CONSULTING AGREEMENTS.

            Employment Agreement with Bjorn Nordenvall. In October 1995, the Company entered into an employment agreement with Dr. Nordenvall. The employment agreement was amended in March 1997, and currently provides for a base salary of $225,000 per annum. The employment agreement provides that either party may terminate the agreement on one year's prior written notice. In addition, in October 1995, the Company entered into a consulting agreement with B. Omentum AB, a company organized under the laws of Sweden of which Dr. Nordenvall's family is the sole shareholder, pursuant to which the Company pays Omentum a consulting fee of $75,000 per year. See "Certain Relationships and Related Transactions."

            Employment Agreement with Ronald Pero. In April 1997, the Company entered into an employment agreement with Dr. Ronald Pero. The agreement provides for a base salary of $240,000 per annum. Pursuant to a prior deferred compensation arrangement, Dr. Pero has deferred compensation of: $155,000 in 1997; $200,00 in 1998 and $180,000 in 1999. The employment agreement contains the following termination provisions: (1) either party may terminate the agreement on six months' prior written notice, and (2) in the event the Company terminates the employee for any reason, other than cause (which is defined as (a) the continued failure to perform assigned duties on behalf of OXiGENE, (b) a material breach of any of the provisions of the employment agreement, and (c) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or the conviction for a felony or any crime involving moral turpitude), then the employee is entitled to three months salary following the effective date of the termination of employment.

            Employment Agreement with David Sherris. In May 1998, the Company entered into an employment agreement with Dr. Sherris, the Company's Director of Product Development. Pursuant to the agreement, Dr. Sherris receives a base salary of $160,000 per year. Either party may terminate the agreement on sixty days' prior notice. Subsequently, in August 1998, Dr. Sherris was appointed to the additional position of U.S. Operating Officer of the Company.

            Employment Agreement with Bo Haglund. In August 1999, the Company entered into an employment agreement with Mr. Haglund, the Company's Chief Financial Officer. The agreement can be terminated at will by either Mr. Haglund or the Company. Pursuant to the agreement, Mr. Haglund receives a base salary of $110,000 per year. Either party may terminate the agreement on six months' prior written notice. In the event the Company terminates Mr. Haglund, Mr. Haglund is entitled to three months' salary following the effective date of the termination of his employment.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

            The table below provides information regarding stock options granted to each named executive officer during fiscal year 1999.

                                       % OF TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                                     AWARDS GRANTED    EXERCISE OR                         ASSUMED ANNUAL RATES
                        OPTIONS     TO EMPLOYEES IN    BASE PRICE      EXPIRATION
        NAME          GRANTED (#)     FISCAL YEAR        ($/SH)           DATE           5%($)(1)         10%($)(1)
Bjorn Nordenvall          40,000(2)      15.92%          9.6880         06/29/09           243,709          617,607
Bjorn Nordenvall          60,000         23.88%         12.4380         09/01/09           469,331        1,189,378
                                                                                                          1,733,195
Bjorn Nordenvall          30,000         11.94%         21.0000(3)      09/01/09           396,204        1,004,058
David Sherris             37,500         14.93%         10.2500         01/04/09           241,731          612,595
Bo Haglund                10,000(4)       3.98%          8.3130         08/12/09            52,280          132,488

(1) The dollar amount under each of these columns assumes that the market price of the Company's common stock from the date of the option grant appreciates at the cumulative annual rates of 5% and 10%, respectively, over the option term of ten years. The assumed rates of 5% and 10% were established by the SEC and, therefore, are not intended to forecast possible future appreciation of the Company's common stock.

(2) Includes 40,000 options that were exercised in 1999 for 40,000 shares, all of which shares remain subject to forfeiture and certain transfer restrictions, as provided in the option agreement between Dr. Nordenvall and the Company. Pursuant to an agreement dated June 29, 1999, the Company has also agreed to grant Dr. Nordenvall an additional 40,000 options in 2000, which options are not included for purposes of this table as granted in 1999.

(3) The exercise price of these options is not presently determinable. Solely for purposes of this table, the exercise price has been estimated based on the average of the high and low prices of the Company's common stock quoted on The Nasdaq Stock Market, Inc. National Market on March 31, 2000.

(4) Includes 10,000 options that were exercised in 1999 for 10,000 shares, all of which shares remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Haglund and the Company. .Pursuant to an agreement dated August 12, 1999, the Company has agreed to grant Mr. Haglund an additional 10,000 options in 2000, which options are not included for purposes of this table as granted in 1999.

OPTION EXERCISES AND HOLDINGS AS OF DECEMBER 31, 1999

            No stock options and other awards were exercised in fiscal year 1999 by any of the named executive officers. The following table sets forth, as of December 31, 1999, the number of unexercised options held by each named executive officer and the value thereof based on the closing bid price of the common stock of $15.63 on December 31, 1999.

             AGGREGATED OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/WARRANT VALUES

                       SHARES ACQUIRED      VALUE        NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                         ON EXERCISE      REALIZED        OPTIONS/WARRANTS AT         MONEY OPTIONS/WARRANTS AT
                                             ($)               FY-END(#)                      FY-END($)

          NAME                                         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
Bjorn Nordenvall(1)         40,000            0              305,036/70,017               2,316,111/267,814
Ronald W. Pero(2)           46,821            0                210,000/0                     1,831,050/0
David Sherris                 -               -              15,000/30,000                  54,450/108,900
Bo Haglund(3)               34,253          5,620                 0/0                            0/0

(1) Includes 40,000 shares received upon the exercise of options, all of which shares remain subject to forfeiture and certain transfer restrictions, as provided in the option agreement between Dr. Nordenvall and the Company. Also includes 30,000 currently unexercisable options, for which the exercise price is not presently determinable, but will be based on the price of the Company's common stock at the time of determination. Pursuant to an agreement dated June 29, 1999, the Company has also agreed to grant Dr. Nordenvall an additional 40,000 options in 2000, which options are not included for purposes of this table as held at the end of fiscal 1999.

(2) Includes 46,821 shares received upon the exercise of options, 31,241 of which shares remain subject to forfeiture, and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Dr. Pero and the Company.

(3) Includes 34,253 shares received upon the exercise of options, 18,084 of which shares remain subject to forfeiture and all of which remain subject to certain transfer restrictions, as provided in the option agreement between Mr. Haglund and the Company. Pursuant to an agreement dated August 12, 1999, the Company has agreed to grant Mr. Haglund 10,000 options in 2000, which options are not included for purposes of this table as held at the end of fiscal 1999.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Omentum Consulting Agreement. In October 1995, we entered into an consulting agreement with B. Omentum Consulting AB, a company organized under the laws of Sweden ("Omentum") of which the family of Dr. Bjorn Nordenvall, our President and Chief Executive Officer is the sole shareholder. Pursuant to the agreement, we pay Omentum an annual consulting fee of $75,000.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

            The following chart shows cumulative total shareholder return on our common stock, compared with the Standard & Poor's Midcap 400 Index and the Standard & Poor's Biotechnology Midcap.


                               [graphic ommitted]


   MEASUREMENT                          S&P MIDCAP 400    S&P BIOTECHNOLOGY
     PERIOD          OXIGENE, INC.          INDEX              MIDCAP
    12/30/94             100                 100                100
    12/30/95            223.68             130.94              177.53
    12/31/96            494.74             156.08              156.95
    12/31/97            368.42             206.43              154.57
    12/31/98            226.32             245.87              278.02
    12/31/99            328.95             282.06              499.41

                                OTHER INFORMATION

EXPENSES OF SOLICITATION

            We will bear the costs of soliciting proxies from our stockholders. We will make this solicitation by mail, and our directors, officers and employees may also solicit proxies by telephone or in person, for which they will receive no compensation other than their regular compensation as directors, officers or employees. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to beneficial owners of the Company's voting securities. The Company will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

SHAREHOLDER PROPOSALS

            Your eligibility as a stockholder to submit proposals, the proper subjects of such proposals and other issues governing stockholder proposals are regulated by the rules adopted under Section 14 of the Securities Exchange Act of 1934, as amended. If you wish to submit a proposal for inclusion in our proxy materials for the 2001 annual meeting of stockholders, we must receive your proposal at our principal executive office in the United States, One Copley Place, Suite 602, Boston, Massachusetts 02116, no later than December 26, 2000.

            In addition, if you wish to bring a proposal before the 2001 annual meeting of stockholders but do not wish to have such proposal included in our proxy statement for that meeting, you must give us written notice of your proposal at the address set forth in the preceding paragraph, on or before April 16, 2001 in order for your proposal to be considered timely. The persons designated as our proxies in connection with the 2001 annual meeting will have discretionary voting authority with respect to any stockholder proposal of which we do not receive timely notice.

            Each proposal submitted should include the full and correct name and address of the stockholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

ANNUAL REPORT

            A copy of our Annual Report to Stockholders is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained by writing to OXiGENE, Inc., One Copley Place, Suite 602, Boston, Massachusetts 02116, Attention: Corporate Secretary.

                                    By Order of the Board of Directors

                                    /s/ Bo Haglund

Dated:  April 25, 2000              Bo Haglund, Corporate Secretary

                                 OXiGENE, INC.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON MAY 26, 2000

   The undersigned hereby appoints Bjorn Nordenvall and Bo A. Haglund, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of OXiGENE, Inc., a Delaware corporation (the "Company"), owned by the undersigned at the 2000 Annual Meeting of Stockholders of the Company to be held at the Uppropssalen, OM Stockholm Exchange, Stockholm, Sweden, on May 26, 2000, at 1:00 p.m., local time, and at any and all adjournments or postponements thereof.

THE SHARES RESPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED AND, IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AND APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO TAKING OF A VOTE ON THE MATTERS HEREIN.
                                                                     -----------
                                                                     SEE REVERSE
                 (Continued and to be signed on reverse side.)           SIDE
                                                                     -----------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                 OXiGENE, INC.

                                  MAY 26, 2000

              |                                                   |
             \|/ Please Detach and Mail in the Envelope Provided \|/
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

                      FOR
                 all nominees
               listed at right   WITHHOLD AUTHORITY
                  (except as       to vote for all
                 marked to the    nominees listed
                contrary below)       at right

1. Election of        [ ]                [ ]       Nominees: Marvin H. Caruthers
   Directors.                                                Gerald A. Eppner
                                                             Michael Ionata
                                                             Arthur B. Laffer
                                                             Bjorn Nordenvall
                                                             Ronald W. Pero
                                                             Per-Olof Soderberg

To withhold authority to vote for an individual nominee, print the name of such nominee on the line provided

________________________________________________________________________________


2. Ratification of Ernst & Young LLP as              FOR     AGAINST    ABSTAIN
   Independent Auditors.                             [ ]       [ ]        [ ]

3. OTHER MATTERS:
   Discretionary authority is hereby granted with    [ ]       [ ]        [ ]
   respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.


SIGNATURES _____________________________________________   DATE ________________

Note: Please sign your name axactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy.